Exhibit 10.11

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into this 23rd day of July, 2021 (the “Effective Date”), by and among: HWL-3 LLLP, a Colorado limited liability limited partnership (the “Seller”); Family Dog LLC, a Colorado limited liability company (“Family Dog” and, together with HWL, the “Seller Group”); 200 Riverside, Inc., a Maine corporation (the “Purchaser”); Big Sky Hospitality Holdings, Inc., a Texas corporation (“Big Sky”); and RCI Hospitality Holdings, Inc., a Texas corporation (“Rick’s” and, together with the Purchaser, the “Purchaser Group”). The Seller, Family Dog, the Purchaser, Big Sky, and Rick’s are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.” A reference to the Seller Group or the Purchaser Group is a reference to each Party that comprises such group.

WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock (the “Target Shares”) of Kenkev, Inc., a South Carolina corporation (the “Target Corporation”);

WHEREAS, the Target Corporation owns all of the issued and outstanding shares of capital stock of Kenkev II, Inc., a Maine corporation (the “Operating Corporation” and, together with the Target Corporation, the “Acquired Corporations”);

WHEREAS, the Operating Corporation owns and operates an adult entertainment establishment known as PT’s Portland (the “Business”) located at 200 Riverside Street, Portland, Maine (the “Premises”);

WHEREAS, Family Dog owns 99.99% of the issued and outstanding partnership interests of the Seller;

WHEREAS, Big Sky owns 100% of the issued and outstanding capital stock of Purchaser;

WHEREAS, Rick’s owns 100% of the issued and outstanding capital stock of Big Sky;

WHEREAS, the Purchaser desires to purchase all of the Target Shares and the Seller desires to sell all of the Target Shares to the Purchaser; and

WHEREAS, the transactions contemplated by this Agreement are part of a series of related transactions by and among HWL, Family Dog, and certain of their affiliated or related parties, on the one hand, and Ricks and certain of its affiliated parties, on the other hand, as further described in Section 4.3.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I

PURCHASE AND SALE OF THE TARGET SHARES

Sale of the Target Shares. On the Closing Date (as defined in Section 4.1 hereof), and subject to the terms and conditions set forth in this Agreement, the Seller will sell, convey, transfer and deliver, or cause to be sold, conveyed, transferred and delivered, to Purchaser all of the Target Shares, which represents 100% of the issued and outstanding capital stock of the Target Corporation, free and clear of all liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (collectively, the “Encumbrances”), other than Permitted Encumbrances (as defined in Section 5.4), and shall deliver to Purchaser stock certificates representing the Target Shares, and a duly endorsed stock power separate from the stock certificates for the shares to Purchaser.

Article II

Intentionally Omitted

Article III
PURCHASE PRICE FOR
THE TARGET SHARES

Purchase Price. The Purchaser will pay to the Seller for all of the Target Shares a total purchase price of $7,900,000.00 (the “Purchase Price”), which will be payable at the Closing as follows:

(a) $2,735,676.54 payable by cashier’s check, certified funds, or wire transfer of immediately available funds at the Closing;

(b) A 10 Year Note (defined in Section 4.3(a)(iii)) in the initial principal amount of $1,535,335.69;

(c) A 20 Year Note (defined in Section 4.3(a)(iii)) in the initial principal amount of $1,116,607.77; and

(d) the issuance and delivery of 41,873 Rick’s Shares (defined in Section 4.3(a)(iii)), which may be issued directly to, or transferred after the Closing to, Family Dog.

Article IV

CLOSING

Section 4.1 The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will take place as soon as practicable, but in no event later than five business days after the satisfaction or waiver of the conditions set forth in Articles VIII and IX (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to satisfaction or waiver of those conditions), or on such other date as the Parties may mutually agree in writing (the “Closing Date”); notwithstanding the foregoing, the Closing must occur as part of the First Closing (defined in Section 4.3(a)(v)) or the First Closing shall have already occurred. The Closing will take place at the office of Fairfield and Woods, P.C., 1801 California Street, Suite 2600, Denver, Colorado 80202, or at such other place as agreed upon among the Parties, or by electronic communications, including e-mail, portable document format, or facsimile, as the Parties may agree, on the Closing Date. The effective time of the Closing shall be deemed to be 12:01 a.m. on the Closing Date.

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Section 4.2 Delivery of Documents at Closing. At the Closing:

(a) the Seller will deliver to the Purchaser:

(i) stock certificates evidencing the Target Shares of the Target Corporation, duly endorsed to the Purchaser or accompanied by duly executed stock powers in form and substance satisfactory to Purchaser;

(ii) a non-compete agreement, in a form agreed to by the Parties (the “Non-Compete Agreement”), executed by Troy Lowrie (“Lowrie”);

(iii) a lock-up/leak-out agreement, in a form agreed to by the Parties (a “Lock-up/Leak-Out Agreement”), executed by HWL, Family Dog, and each equity owner of Family Dog who will receive 12,000 or more Rick’s Shares (each, a “Shareholder”);

(iv) an agreement terminating the Existing Lease (defined in Section 5.16), in a form agreed to by the Parties, executed by the Seller and owner and lessor of the Premises (for clarity, such landlord is a real estate seller selling real property to RCI Holdings, Inc., as described in Section 4.3(b));

(v) a security agreement, in a form agreed to by the Parties (the “Security Agreement”), executed by the Seller Group;

(vi) a stock pledge agreement, in a form agreed by the Parties (the “Stock Pledge Agreement”), executed by the Seller Group; and

(vii) the various certificates, instruments, and documents (and will take the required actions) referred to in Article IX; and

(b) the Purchaser will deliver to the Seller:

(i) the Non-Compete Agreement executed by Rick’s;

(ii) the Lock-up/Leak-Out Agreement executed by Rick’s;

(iii) the Purchase Price in accordance with Article III, including the Club Notes and issuance of the Rick’s Shares;

(v) a guaranty of the Club Notes, in a form agreed to by the Parties (the “Guaranty Agreement”), executed of Rick’s;

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(vi) the Security Agreement executed by the Operating Corporation;

(vii) the Stock Pledge Agreement executed by the Purchaser; and

(viii) the various certificates, instruments, and documents (and will take the required actions) referred to in Article VIII.

Section 4.3 Related Transactions. The transactions contemplated by this Agreement are part of series of related transactions by and among certain of the Parties and certain affiliated and related parties (the “Related Transaction Parties”). The Related Transaction Parties intend and will use commercially reasonable efforts to cause the transactions described in this Section 4.3 (collectively, the “Related Transactions”) to close as described in this Section 4.3.

(a) Sale of the Affiliated Clubs.

(i) The Parties intend that each affiliated club seller, as set forth in Exhibit 4.3(a) (an “Affiliated Club Seller”), will sell substantially all of its tangible and intangible assets and personal property or sell all of its capital stock (each, a “Club Transaction”) to a subsidiary of Rick’s (an “Affiliated Club Purchaser”) for the purchase price identified on Exhibit 4.3(a) pursuant to a definitive asset purchase agreement with provisions substantially similar to this Agreement (each, a “Definitive Agreement”).

(ii) For clarity, (1) the Seller under this Agreement is an Affiliated Club Seller, (2) the transactions contemplated by this Agreement constitute a Club Transaction, and (3) this Agreement is a Definitive Agreement; however, the transaction contemplated by this Agreement is the only Club Transaction which is not structured as an asset purchase.

(iii) The aggregate purchase price to be paid by Rick’s and the Affiliated Club Purchasers to the Affiliated Club Sellers from the closing of all the Club Transactions is $56,600,000, payable as follows: (1) $19,600,000 payable by cashier’s check, certified funds, or wire transfer; (2) $11,000,000 evidenced by ten-year secured promissory notes, bearing interest at 6% per annum, payable, in arrears, in one hundred twenty (120) equal monthly payments of principal and interest (each, a “10 Year Note”); (3) $8,000,000 evidenced by twenty-year secured promissory notes, bearing interest at 6% per annum, payable, in arrears, in two hundred forty (240) equal monthly payments of principal and interest (each, a “20 Year Note” and, together with the 10 Year Notes, the “Club Notes”); and (4) the issuance of 300,000 shares of restricted common stock, par value $0.01 of Rick’s, based on a per share price of $60.00 per share (the “Rick’s Shares”); with each type of consideration under subsections (1), (2), (3) and (4) above to be paid pro-rata based on the purchase price for each Club Transaction.

(iv) Rick’s and the Affiliated Club Purchaser shall issue the Rick’s Shares and the Club Notes directly to Seller or Family Dog (as directed by the Seller Group), unless otherwise directly by the Seller Group. The Club Notes and the Rick’s Guaranty shall be in the form agreed to by Purchaser, Rick’s, HWL, and Family Dog.

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(v) The Related Transaction Parties desire to close all the Club Transactions on the same closing date, but recognize that such a coordinated closing is unlikely due to various requirements, including liquor licensing, that are not entirely within such parties’ control. Therefore, the Related Transaction Parties anticipate and intend to close at least six of the nine Club Transactions and the purchase of substantially all of the assets of OG1, LLC, an Unaffiliated Club as referred to and defined in Section 9.15 hereof, on the first such closing (the “First Closing”) and to close the remaining Club Transactions as soon as practicable thereafter.

(b) Sale of the Real Property. At the First Closing, and pursuant to one or more definitive purchase and sale agreements, the appropriate parties shall close on the purchase and sale of six parcels of real property from certain real estate sellers to RCI Holdings, Inc., a Texas corporation wholly owned by Ricks, all as identified and for the aggregate purchase prices set forth on Exhibit 4.3(b). The real estate sellers will sell, transfer, convey and deliver by warranty deed (or such other legal conveyance document) the real estate properties set forth beside the real estate sellers name on Exhibit 4.3(b), which warranty deeds will convey good and marketable title to the real properties to RCI free and clear of all liens, claims and encumbrances, subject only to liens created as part of the purchase of the real property (the “Real Estate Transaction”).

(c) Sale of Intellectual Property. At the First Closing, and pursuant to a definitive asset purchase agreement, the appropriate parties shall close on the sale of substantially all of the assets of Club Licensing, LLC, a Colorado limited liability company (“Club Licensing”), to a wholly owned subsidiary of Rick’s for a purchase price of $13,000,000. The assets of Club Licensing include substantially all of the intellectual property used in the adult entertainment establishment businesses owned and operated by the Affiliated Club Sellers (the “IP Transaction”).

Article V

REPRESENTATIONS AND WARRANTIES
OF Seller GROUP

Except as set forth in the Disclosure Schedules accompanying this Agreement (each a “Schedule” and collectively the “Schedules”), the Seller Group, jointly and severally, hereby represents and warrants to the Purchaser Group the following as of the Effective Date:

Section 5.1 Organization, Good Standing and Qualification of the Seller Group.

(a) The Seller is a limited liability limited partnership duly organized and validly existing and in good standing under the laws of the state of Colorado, has all requisite power and authority to carry on its business, and is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Seller.

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(b) The Target Corporation is a corporation duly incorporated and validly existing and in good standing under the laws of the state of South Carolina, has all requisite power and authority to carry on its business, and is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Target Corporation.

(c) The Operating Corporation is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Maine, has all requisite power and authority to carry on its business, and is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Operating Corporation

(d) Family Dog is a Colorado limited liability company duly organized and validly existing and in good standing under the laws of the state of Colorado, has all requisite power and authority to carry on its business, and is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to Family Dog.

Section 5.2 Ownership of the Acquired Corporations and the Seller.

(a) The authorized capital of the Operating Corporation consists of 100 shares of common stock, all of which are validly issued, fully paid and outstanding. There is no other class of equity interest authorized or issued by the Operating Corporation. All of the issued and outstanding shares of common stock of the Operating Corporation are owned beneficially and of record by the Target Corporation, free and clear of any Encumbrances. The Operating Corporation has no obligations to repurchase, reacquire, or redeem any of its outstanding shares of common stock. There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any equity interests in the Operating Corporation, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Operating Corporation to issue any equity interests or any securities convertible into or evidencing the right to purchase or subscribe for any equity interests, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any equity interests.

(b) The authorized capital of the Target Corporation consists of 100 shares of common stock, all of which are validly issued, fully paid and outstanding. There is no other class of equity interest authorized or issued by the Target Corporation. All of the issued and outstanding shares of common stock of the Target Corporation are owned beneficially and of record by the Seller, free and clear of any Encumbrances. The Target Corporation has no obligations to repurchase, reacquire, or redeem any of its outstanding shares of common stock. There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any equity interests in the Target Corporation, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Target Corporation to issue any equity interests or any securities convertible into or evidencing the right to purchase or subscribe for any equity interests, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any equity interests.

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(c) Family Dog owns 99.99% of the issued and outstanding partnership interests of the Seller, and Targe Inc., a Colorado corporation, owns the remaining 0.01% of the issued and outstanding partnership interests of Seller, which partnership interests are owned free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances. There is no other class of partnership interest authorized or issued by the Seller.

Section 5.3 Subsidiaries. Besides the Operating Corporation, the Target Corporation does not own any subsidiaries.

Section 5.4 Right to Transfer the Target Shares. The Seller has the unrestricted right and power to transfer, convey, and deliver full ownership of the Target Shares without the consent or agreement of any other person and without any designation, declaration or filing with any Governmental Authority. Upon the transfer of the Target Shares to Purchaser as contemplated herein, Purchaser will receive title thereto, free and clear of any Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, “Permitted Encumbrances” means (a) liens for taxes, assessments or government charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are subject to reasonable reserves, all as listed on Schedule 5.4, attached hereto; and (b) any Encumbrances contemplated under the Club Notes and Stock Pledge Agreement in favor of the Seller, HWL, and Family Dog.

Section 5.5 Authorization. All action on the part of the Seller Group and the Acquired Corporations necessary for the authorization, execution, delivery and performance of this Agreement and all documents related thereto to consummate the transactions contemplated herein have been taken by the Seller Group and the Acquired Corporations or will be taken prior to the Closing Date. The Seller Group has the requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Seller Group, enforceable against the Seller Group in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 5.6 Acquisition of Stock for Investment.

(a) The Seller Group understands that the issuance of the Rick’s Shares (as referenced in Article III herein) will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and accordingly, are restricted securities, and the Seller Group’s present intention is to receive and hold the Rick’s Shares for investment only and not with a view to the distribution or resale thereof.

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(b) Additionally, the Seller Group understands that any sale of any of the Rick’s Shares issued under current law, will require either (i) the registration of the Rick’s Shares under the Securities Act and applicable state securities laws; (ii) compliance with Rule 144 under the Securities Act; or (iii) the availability of an exemption from the registration requirements of the Securities Act and applicable state securities laws.

(c) The Seller Group acknowledges and represents that they are Accredited Investors as that term is defined in Rule 5.01(a) of Regulation D promulgated under the Securities Act.

(d) To assist in implementing the above provisions, the Seller Group hereby consents to the placement of the legend set forth below, or a substantially similar legend, on all certificates representing ownership of the Rick’s Shares acquired hereby until the Rick’s Shares have been sold, transferred, or otherwise disposed of, pursuant to the requirements hereof. The legend shall read substantially as follows:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACTS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT, ARE RESTRICTED AS TO TRANSFERABILITY, AND MAY NOT BE SOLD, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION AND QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

(e) The Seller Group understands and agrees that Rick’s may notify its transfer agent of the Lock-Up/Leak-Out Agreements and the limitation on the number of Rick’s Shares that may be sold in any given month in accordance with the terms and conditions of the Lock-Up/Leak-Out Agreement.

Section 5.7 The Seller Group’s Access to Information. The Seller Group hereby confirms and represent that they: (a) have received (i) a copy of Rick’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended September 30, 2020, and a copy of Rick’s Form 10-Q’s for the quarters ended December 31, 2020 and March 31, 2021, as filed with the SEC; (ii) a copy of Rick’s Form 14A filed with the SEC on July 31, 2020; (iii) a copy of Rick’s Form S-3 filed with the SEC on May 14, 2021, which went Effective on June 3, 2021; (iv) a copy of the Form 8-K’s filed with the SEC on October 8, 2020, November 19, 2020, December 16, 2020, January 12, 2021, February 10, 2021, May 10, 2021, May 20, 2021, June 6, 2021, July 2, 2021 July 8, 2021 and July 15, 2021; (b) have been afforded the opportunity to ask questions of and receive answers from representatives of Rick’s concerning the business and financial condition, properties, operations and prospects of Rick’s; (c) have such knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of the transactions contemplated hereby; (d) have had an opportunity to engage and is represented by an attorney of his choice; (e) have had an opportunity to negotiate the terms and conditions of this Agreement; (f) have been given adequate time to evaluate the merits and risks of the transactions contemplated hereby; and (g) have been provided with and given an opportunity to review all current information about Rick’s.

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Section 5.8 No Breaches or Defaults. Except as shown on Schedule 5.8, the execution, delivery, and performance of this Agreement by the Seller Group does not: (a) conflict with, violate, or constitute a breach of or a default under any other outstanding agreements or the charter or bylaws of any member of the Seller Group or the Acquired Corporations; (b) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Target Shares or the assets of the Acquired Corporations, other than as contemplated herein; (c) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which any member of the Seller Group or the Acquired Corporations is a party or by which either Acquired Corporation’s assets or properties are bound; or (d) require any material authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority (as defined below) under any provision of: (i) any applicable Legal Requirement (as defined below), or (ii) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Seller Group or an Acquired Corporation is a party or by which the Target Shares or the assets of the Acquired Corporations may be bound or affected. For purposes of this Agreement, “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, “Legal Requirement” means any law, statute, ordinance, rule, code, regulation, administrative order, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 5.9 Consents. Subject to the procurement of the approvals, consents, and other authorizations described in Schedule 5.9, no permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Seller Group or the Acquired Corporations in connection with the execution and delivery by the Seller Group of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 5.10 Pending Claims. Except as set forth in Schedule 5.10, there is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or threatened against the Seller Group or the Acquired Corporations before any court, arbitration, administrative or regulatory body or any Governmental Authority or the sale by the Seller to the Purchaser of the Target Shares, and there is no basis known to the Seller Group for any such action. No litigation is pending or threatened against the Seller Group or the Acquired Corporations, which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby. None of the Seller Group or any Acquired Corporation is subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would reasonably be expected to materially and adversely affect the Seller Group, the Acquired Corporations, or the Business.

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Section 5.11 Taxes. The Seller Group and the Acquired Corporations have timely and accurately prepared and filed all federal, state, foreign, and local tax returns and reports required to be filed prior to the required dates to be filed by the Seller Group and has timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales and use taxes and withholding or other payroll related taxes shown on such returns. None of the Seller Group or the Acquired Corporations is not delinquent in the payment of any tax or governmental charge of any nature. There is no liability for any tax to be imposed by any taxing authorities upon the Seller Group or the or the Acquired Corporations as of the date of this Agreement and as of the Closing that is not adequately provided for. There are no tax Encumbrances on the assets of the Acquired Corporations. No assessments or notices of deficiency or other communications have been received by the Seller Group with respect to any tax return of the Acquired Corporations which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return. Except as shown on Schedule 5.11, none of the federal, state, foreign and local tax returns of the Acquired Corporations have been audited by any taxing authority and there are no actions, suits, proceedings, audits, investigations or claims pending. To the Knowledge of the Seller Group, there are no additional assessments, adjustments, or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Acquired Corporations for any period, nor of any basis for any such assessments, adjustment or contingency in the past five years. There are no agreements between the Seller Group or the Acquired Corporations and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 5.12 Financial Statements. The Seller has or will deliver to the Purchaser Acquired Corporations’ consolidated year-end unaudited Finance Statements as of and for the years ended December 31, 2019 and December 31, 2020, and unaudited consolidated Balance Sheets of the Acquired Corporations as of June 30, 2021, together with the related unaudited consolidated Statements of Income for the periods then ended (hereinafter referred to as the “Financial Statements”). Such Financial Statements are in accordance with the books and records of the Acquired Corporations and fairly represent in all material respects the financial position of the Acquired Corporations and the results of operations and changes in financial position of the Acquired Corporations as of the dates and for the periods indicated, in each case in conformity with the Acquired Corporation’s historical accounting practices applied on a consistent basis (the “Historical Accounting Practices”). Except as disclosed on Schedule 5.12 and except as, and to the extent reflected or reserved against in the Financial Statements, neither Acquired Corporation, as of the date of the Financial Statements, has any material liability or obligation of any nature required to be disclosed in a balance sheet in accordance with generally accepted accounting principles.

Section 5.13 No Material Adverse Change. Since June 30, 2021, the Acquired Corporations have conducted their business in the ordinary course, consistent with past practice, and, except as disclosed on Schedule 5.13, there has been no (a) change that has had or would reasonably be expected to have a material adverse effect upon the assets or business or the financial condition or other operations of the Acquired Corporations; (b) acquisition or disposition of any material asset by the Acquired Corporations or any contract or arrangement therefore, otherwise then for fair value in the ordinary course of business; (c) material change in the Acquired Corporations’ accounting principles, practices or methods; (d) incurrence of any material indebtedness or lending of money to any person or entity; (e) acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $10,000 to which an Acquired Corporation is a party; or (f) delay or postponement in the payment of any accounts payable or other liabilities.

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Section 5.14 Labor Matters. The Acquired Corporations are not parties or otherwise subject to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against the Acquired Corporations any labor disputes, strikes or work stoppages. The Acquired Corporations are in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices. The Acquired Corporations are not a party to any written or oral contract, agreement or understanding for the employment of any entertainer with the Acquired Corporations. There are no unpaid wages, bonuses, retention payments, change in control payments, commissions, social insurance, or housing fund payments due to or on behalf of any employee or service provider of the Acquired Corporations, or contributions or payments due to any Acquired Corporation benefit plan or any Governmental Authority, except for amounts accrued in the ordinary course of business in respect of the current pay period. All management level Acquired Corporation personnel are employed at will and their employment or engagement may be terminated at will.

Section 5.15 Compliance with Laws. To the Knowledge of the Seller Group, each Acquired Corporations is, and at all times prior to the date hereof, has been in compliance in all material respects with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses. None of the Seller Group has received any written order or written notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by either Acquired Corporation. Each Acquired Corporation owns, holds, possesses or lawfully uses in the operation of its business all Permits and licenses which are in any manner necessary or required for it to conduct its operation and business as now being conducted. Schedule 5.15 sets forth a list of all licenses and Permits held by each Acquired Corporation used in the operation of the Business, all of which are in good standing and will be in effect as of the Closing Date. No material record violations exist in respect of any such Permit and no investigation or proceeding is pending or threatened, that would reasonably be expected to result in the suspension, revocation, modification, non-renewal limitation or restriction of any such Permit.

Section 5.16 Contracts and Leases. Except as shown on Schedule 5.16, neither Acquired Corporation (a) has any leases of personal property relating to its assets, whether as lessor or lessee; (b) have any current performer lease agreements or other similar obligations with entertainers; (c) have any contractual or other obligations relating to its assets, whether written or oral; and (d) have, and has not given, any power of attorney to any person or organization for any purpose relating to the Target Shares, its assets or the Business. The Operating Company operates its adult entertainment establishment located at the Premises under the Existing Lease, which lease agreement will be terminated as of the Closing Date. Each Acquired Corporation will make available to Purchaser prior to the Closing Date each and every written contract or lease relating to the assets of each Acquired Corporation to which it is subject or is a party or a beneficiary. Such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the applicable Acquired Corporation and the other respective parties thereto and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles. There are no defaults or breaches under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents.

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Section 5.17 No Pending Transactions. Except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 4.3 herein, neither Acquired Corporation is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that would reasonably be expected to result in: (a) the sale, merger, consolidation or recapitalization of such Acquired Corporation; (b) the sale of any of the assets of the Acquired Corporation (other than in the ordinary course of its business); (c) the sale of any outstanding capital stock of the Acquired Corporation; (d) the acquisition by the Acquired Corporation of any operating business or the capital stock of any other person or entity; (e) the borrowing of money; (f) any agreement with any of the respective officers, managers or affiliates of the Acquired Corporation; or (g) the expenditure of more than $10,000 or the performance by the Acquired Corporation extending for a period more than one year from the date hereof.

Section 5.18 Material Agreements; Action. Except as shown on Schedule 5.18 and except for the transactions contemplated by this Agreement and the Related Transaction contemplated in Section 4.3 herein, there are no contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which an Acquired Corporation is a party or by which it is bound that involve or relate to (a) any of the respective officers, directors, stockholder or partners of the Acquired Corporation or (b) covenants of the Seller or Acquired Corporations not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with an Acquired Corporation in any line of business or in any geographical area.

Section 5.19 Environmental Matters. The Business has been conducted in compliance with all Environmental Laws (as hereinafter defined), except for any such instance of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business. Each Acquired Corporation is in compliance with all Permits required under applicable Environmental Laws, except where the absence of, or the failure to be in compliance with, any such Permit would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business. There are no written claims, notices of violation or any other actions, investigations or proceedings pending or threatened against the Acquired Corporations alleging violations of or liability under any Environmental Law. There has been no release of Hazardous Materials at, on, under or from the property currently or formerly owned, leased or operated by an Acquired Corporation, and no property currently or formerly owned, leased, or operated by an Acquired Corporation, has been contaminated by an Acquired Corporation or to the Knowledge of the Seller Group by any third-party, with any Hazardous Materials and no third-party site has been contaminated by an Acquired Corporation. No Acquired Corporation is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any other Person relating to liability under any Environmental Law. “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 1201 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources or the environment. “Hazardous Materials” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as a “toxic substance”, “hazardous substance”, “solid waste” or “hazardous material” or words of similar meaning or effect or otherwise regulated for potentially harmful effects to human health or the environment by any Governmental Authority, including petroleum and petroleum products.

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Section 5.20 Insurance Policies. Copies of all insurance policies maintained by the Acquired Corporations relating to the operation of the Business have been or will be delivered or made available to Purchaser. All such insurance policies are in full force and effect and all premiums due thereon have been paid and will be paid through the Closing.

Section 5.21 No Default. None of the Seller Group nor any Acquired Corporation is in default under any term or condition of any instrument evidencing, creating, or securing any indebtedness of the Acquired Corporations, under any other contract, lease, agreement, commitment or undertaking to which the Acquired Corporations are a party or by which they or their assets or properties are bound.

Section 5.22 Books and Records. The books of account, minute books, stock record books and other records of the Acquired Corporations, all of which have been made available to Purchaser, are accurate and complete in all material respects and have been maintained in accordance with sound business practices.

Section 5.23 Certificates. All certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any Governmental Authority having jurisdiction over the Premises have been obtained and are in full force and effect.

Section 5.24 Brokerage Commission. No broker or finder has acted on behalf of the Seller in connection with this Agreement or in the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Seller Group.

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Section 5.25 No Liabilities. Except as set forth in Schedule 5.25, as of the Closing Date, neither of the Acquired Corporations will have any liabilities or obligations of any kind whatsoever related or connected to either of the Acquired Corporations or the Business, which liabilities existed, arose, or accrued during the periods prior to the Closing Date, whether disclosed or undisclosed, known or unknown as of the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether liabilities for taxes, liabilities of creditors, liabilities arising under any existing lease agreement, liabilities arising under any profit sharing, pension or other benefit under any plan of either of the Acquired Corporations, liabilities to any Governmental Authority or third parties, liabilities assumed or incurred by the Seller by operation of law or otherwise (collectively, the “Excluded Liabilities” or “Excluded Liability”), including, but not limited to, (a) contractual liabilities arising or accruing from either of the Acquired Corporations or the Business or ownership of either of the Acquired Corporations prior to the Closing Date, (b) any existing litigation against either of the Acquired Corporations or the Seller or the Business, (c) any liability with respect to either of the Acquired Corporations or the Business or ownership of any of the assets of either of the Acquired Corporations (the “Assets”), which liabilities existed, arose, or accrued during the period prior to the Closing Date, (d) any taxes owing by either of the Acquired Corporations for taxable periods or portions of taxable periods ending before the Closing Date, whether related to the Business, the Assets or otherwise, and any liens on the Target Shares or the Assets relating to any such taxes, and (e) any litigation, suit, action, proceeding, claim or investigation against Purchaser Group which arises from or which is based upon or pertaining to the Seller Group’s conduct or the operation of the Business prior to the Closing Date, including to any claim by any individual or Governmental Authority that either of the Acquired Corporations misclassified any entertainers.

Section 5.26 Title to Properties; Encumbrances. The Acquired Corporations have good and marketable title to all of their assets, which represent all of the assets, personal, tangible, and intangible, that are material to the conditions (financial or otherwise), business, operations or prospects of the Acquired Corporations and the Business, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (a) as disclosed in the Financial Statements of the Acquired Corporations, (b) statutory liens not yet delinquent, and (c) such liens consisting of zoning or planning restrictions, imperfections of title, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby, including the Business. As of the Closing Date, the assets of the Acquired Corporations shall include, but shall not be limited to, the non-cash assets set forth in the Acquired Corporations’ 2020 corporate income tax return, along with all equipment and fixtures located on the Premises of the Business as of the Closing Date.

Article VI
REPRESENTATIONS AND WARRANTIES
OF PURCHASER GROUP

The Purchaser Group hereby jointly and severally represents and warrants to the Seller Group as follows:

Section 6.1 Organization, Good Standing and Qualification of the Purchaser Group.

(a) The Purchaser (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Maine, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Purchaser.

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(b) Big Sky (i) is an entity duly organized under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to Big Sky.

(c) Rick’s (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Purchaser.

Section 6.2 Authorization. All action on the part of the Purchaser Group necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein has been taken by each member of the Purchaser Group or will be taken prior to the Closing Date. The Purchaser Group has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Purchaser Group, enforceable against the Purchaser Group in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 6.3 No Breaches or Defaults. The execution, delivery, and performance of this Agreement by the Purchaser Group does not: (a) conflict with, violate, or constitute a breach of or a default under or (b) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (i) any applicable Legal Requirement, or (ii) any credit or loan agreement, promissory note, or any other agreement or instrument to which any member of the Purchaser Group is a party.

Section 6.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of any member of the Purchaser Group in connection with the execution and delivery by each member of the Purchaser Group of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 6.5 Brokerage Commission. No broker or finder has acted on behalf of the Purchaser Group in connection with this Agreement or in the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser Group.

Section 6.6 Valid Issuance of Shares. The Rick’s Shares, when issued, sold, and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid, and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Lock-Up/Leak-Out Agreement and applicable state and federal securities laws. Assuming the accuracy of the representations of the Seller Group in Sections 5.6 and 5.7, the Rick’s Shares will be issued in compliance with all applicable federal and state securities laws.

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Section 6.7 Review of Affiliated Club Sellers’ Financials. In reviewing the Acquired Corporations’ Financial Statements, and the other similar financial statements of the Affiliated Club Sellers, the Purchaser Group has used accounting principles generally accepted in the United States and has conducted its review in good faith.

Article VII
Pre-CLOSING COVENANTS

Section 7.1 Stand Still. To induce Purchaser Group to proceed with this Agreement, the Seller Group agree that until the Closing Date or the termination of this Agreement, whichever is earlier, none of the Seller Group or their affiliates, representatives, or agents (collectively, “Agents”), shall directly or indirectly: (a) solicit, encourage, initiate, accept, support, approve or participate in any negotiations or discussions with respect to any Acquisition Proposal (as hereinafter defined); (b) disclose any information not customarily disclosed in the ordinary course to any third party concerning the Seller Group and which the Seller Group believes or should reasonably know could be used for the purposes of formulating any offer, indication of interest, or proposal for an Acquisition Proposal; (c) assist, cooperate with, facilitate or encourage any third party to make any offer, indication of interest or proposal for an Acquisition Proposal (as defined below); (d) execute or agree to execute or enter into a contract, arrangement, or understanding regarding any Acquisition Proposal; (e) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Seller Group; or (f) authorize or permit any of the Seller Group’s Agents to take any such action or other actions as would adversely affect the Purchaser Group’s ability to consummate the transactions contemplated by this Agreement or the Related Transactions. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Seller Group set forth in the preceding sentence by any Agent of the Seller Group or its affiliates shall be a breach of this Section 7.1 by the Seller Group. “Acquisition Proposal” means, other than the transactions contemplated hereunder, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) a merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Seller Group, (ii) the acquisition of the beneficial ownership of any equity interest in the Seller Group, (iii) license or transfer of all or a portion of the assets of either Acquired Corporation or (iv) any other transaction the consummation of which could reasonably be expected to prevent the transactions contemplated hereunder.

Section 7.2 Taxes. The Seller Group shall file or cause to be filed all tax returns required to be filed by the Seller Group, prepared in a manner consistent with past practice and timely pay all taxes due and payable. The Seller Group shall not (a) change any method of accounting of the Seller for tax purposes; (b) enter into any agreement with any Governmental Authority with respect to any tax or tax returns of the Seller; (c) change an accounting period of the Seller with respect to any tax; (d) make, change or revoke any election with respect to taxes; or (e) extend or waive the applicable statute of limitations with respect to any taxes.

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Section 7.3 Access; Due Diligence. From the date of the execution hereof until the Closing Date (“Due Diligence Period”), the Seller Group will, and will cause the Acquired Corporations to, (a) provide the Purchaser Group and their authorized representatives reasonable access to the Premises and all offices and other facilities and properties of the Acquired Corporations, and to the books and records of the Acquired Corporations; (b) permit the Purchaser Group to make inspections thereof; and (c) cause the officers and advisors of the Seller Group to furnish the Purchaser Group with such financial and operating data and other information with respect to Assets, Premises, and the Business and to discuss such information with the Purchaser Group, as the Purchaser Group may from time to time reasonably request. Notwithstanding anything to the contrary contained herein, such access and inspections shall not materially interfere with the operations of the Seller Group.

Section 7.4 Conduct of Business. From the date of the execution hereof until the Closing Date, the Acquired Corporations will use commercially reasonable efforts to operate itself and the Business in its ordinary course of business, consistent with past practices, and:

(a) The Acquired Corporations will not liquidate or distribute any common stock or other equity interest or undertake any direct or indirect redemption, purchase or other acquisition of any equity interest;

(b) The Acquired Corporations will not make any changes in its condition (financial or otherwise), liabilities, assets, or business or in any of its business relationships, including relationships with suppliers or customers, that, when considered individually or in the aggregate, would reasonably be expected to have a material adverse effect on it;

(c) Except as described on Schedule 7.4, the Acquired Corporations will not increase the salary or other compensation payable or to become payable by it to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by it of a bonus or other additional salary or compensation to any such person except in the normal course of business, consistent with its past practices and with the consent of the Purchaser Group (not to be unreasonably withheld);

(d) The Acquired Corporations will not sell, lease, transfer or assign any of their assets, tangible or intangible, other than inventory for a fair consideration, in the ordinary course of business;

(e) The Acquired Corporations will not accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000, either individually or in the aggregate, to which it is a party, other than in the ordinary course of business, absent the consent of Purchaser;

(f) The Acquired Corporations will not make any loans to any person or entity, or guarantee any loan, absent the consent of the Purchaser Group;

(g) The Acquired Corporations will not knowingly waive or release any material right or claim held by it, absent the consent of the Purchaser Group;

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(h) The Acquired Corporations will operate its business (including the Business) in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of their employees and to preserve their goodwill and relationships with suppliers, creditors, customers, and others having business relationships with them;

(i) The Acquired Corporations will not delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;

(j) The Acquired Corporations will not make any change in any method, practice, or principle of accounting involving its business or assets;

(k) The Acquired Corporations will not issue, sell or otherwise dispose of any of its capital stock or create, sell or dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its equity interests;

(l) The Acquired Corporations will not enter into any non-cancellable contract or agreement longer than one year;

(m) The Acquired Corporations will not reclassify, split up or otherwise change any of its common stock or capital structure;

(n) The Acquired Corporations will not be a party to any merger, consolidation, or other business combination; and

(o) The Acquired Corporations will perform in all material respects all of its obligations under material contracts, leases and other documents relating to or affecting any of its assets, property or its business or the Business.

Section 7.5 Schedule Supplement. From time to time prior to the Closing, the Seller Group shall have the right and obligation to supplement or amend the Disclosure Schedules hereto with respect to any matter first arising or otherwise occurring after the date hereof (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement the Disclosure Schedules as of the date hereof and as of Closing Date and the Seller Group shall have no liability with respect to representation made as of the date hereof as amended by the Schedule Supplement; provided, however, that Purchaser Group has the right to terminate this Agreement prior to the Closing by written notice to the Seller Group in the event any such Schedule Supplement contains a matter materially adverse to the Purchaser Group in its discretion. In the event that the Purchaser Group does not exercise its right to terminate this Agreement prior to the Closing, then the Purchaser Group shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 12.14.

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Article VIII
CONDITIONS TO CLOSING OF
the Seller Group

Each obligation of the Seller Group to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article VIII, except to the extent that such satisfaction is waived by the Seller Group in writing:

Section 8.1 Representations and Warranties Correct. The representations and warranties made by the Purchaser Group contained in this Agreement will be true and correct in all material respects as of the Closing Date.

Section 8.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser Group on or prior to the Closing Date will have been performed or complied with in all material respects, including the delivery at Closing of all the documents, instruments, and agreements described in Section 4.2.

Section 8.3 Delivery of Certificate. The Purchaser Group will provide to the Seller Group certificates, dated the Closing Date and signed by their presidents, to the effect set forth in Sections 8.1 and 8.2 for the purpose of verifying the accuracy of such representations and warranties and/or the performance and satisfaction of such covenants and conditions.

Section 8.4 Payment of Purchase Price. The Purchaser Group will have tendered the Purchase Price as referenced in Article III to the Seller concurrently with the Closing.

Section 8.5 Corporate Resolutions. The Purchaser Group will provide corporate resolutions of their Board of Directors which approve the transactions contemplated herein and authorize the execution, delivery, and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 8.6 Good Standing Certificate. The Seller Group shall have received a Certificate of Good Standing issued by the state of Maine for the Purchaser and from the state of Texas for Rick’s and Big Sky.

Section 8.7 Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against any member of the Purchaser Group.

Section 8.8 Consents; Status of Permits and Licenses. The Purchaser will have obtained all necessary permits and other authorizations, whether city, county, state or federal, which may be needed to operate an establishment serving liquor and providing live female adult semi-nude entertainment on the Premises, including a sexually oriented business permit, and all such permits and authorizations will be in good order, without any administrative actions pending or concluded that may challenge or present an obstacle to the serving of liquor and to the continued performance of live female adult semi-nude entertainment, without any interruption.

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Section 8.9 Related Transactions. On or prior to the Closing Date, the relevant parties shall close the First Closing, including closing at least six of the nine Club Transactions plus the acquisition of OG1, LLC, the Real Estate Transaction, and the IP Transaction.

Article IX
CONDITIONS TO CLOSING OF
the PURCHASER Group

Each obligation of the Purchaser Group to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article IX, except to the extent that such satisfaction is waived by the Purchaser Group in writing.

Section 9.1 Representations and Warranties Correct. The representations and warranties made by the Seller Group will be true and correct in all material respects as of the Closing Date.

Section 9.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Seller Group on or prior to the Closing Date will have been performed or complied with in all material respects, including the delivery at Closing of all the documents, instruments, and agreements described in Section 4.2.

Section 9.3 Delivery of Certificate. The Seller Group will provide to the Purchaser Group certificates, dated the Closing Date and signed by the appropriate officers of each member of the Seller Group, to the effect set forth in Sections 9.1 and 9.2 for the purpose of verifying the accuracy of such representations and warranties and/or the performance and satisfaction of such covenants and conditions.

Section 9.4 Delivery of Target Shares. The Seller will have delivered stock certificates evidencing the Target Shares of the Target Corporation duly endorsed to the Purchaser or accompanied by duly executed stock powers in form and substance satisfactory to the Purchaser.

Section 9.5 Corporate Resolutions. Each member of the Seller Group will provide to the Purchaser Group resolutions of its board of directors, managers, shareholders, members and general partner, as the case may be, of each of the respective Parties which approve all of the transactions contemplated herein and authorizes the execution, delivery, and performance of this Agreement and the documents referred to herein to which it is or is to be a party, dated on or before of the Closing Date.

Section 9.6 Good Standing Certificate. Purchaser shall have received a Certificate of Good Standing issued by the respective state of incorporation for each member of the Seller Group.

Section 9.7 Consents. All third party consents or other arrangements or actions required by Governmental Authorities in order to permit the continuation of the Business by the Purchaser shall have been received.

Section 9.8 Status of Permits and Licenses. Purchaser will possess all necessary permits and other authorizations, whether city, county, state or federal, which may be needed to operate an establishment serving liquor and providing live female adult semi-nude entertainment on the Premises, including a sexually oriented business permit, consistent with the current operation of the Business, and all such permits and authorizations will be in good order, without any administrative actions pending or concluded that may challenge or present an obstacle to the serving of liquor and to the continued performance of live female adult semi-nude entertainment, without any interruption.

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Section 9.9 Related Transactions. On or prior to the Closing Date, the relevant parties shall close the First Closing, including closing at least six of the nine Club Transactions plus the acquisition of OG1, LLC, the Real Estate Transaction, and the IP Transaction.

Section 9.10 Satisfactory Diligence. Within the Due Diligence Period, Purchaser will have concluded its due diligence investigation of the Acquired Corporations and the Business of PT’s Portland and all other matters related to the foregoing and will be satisfied with the results thereof.

Section 9.11 Financial Records. The financial records of the Acquired Corporations and Affiliated Club Sellers will be maintained and exist consistent with past practices and able to be audited by Rick’s independent auditors.

Section 9.12 Bank Financing. RCI Holdings, Inc. or its Affiliate shall have obtained bank financing in an amount of not less than $10,800,000 for the acquisition of the Real Properties as contemplated pursuant to Section 4.3(b) of the Related Transactions.

Section 9.13 Adjusted EBITDA. The 2019 adjusted EBITDA for the Affiliated Club Sellers shall total an aggregate of not less than $10,700,000.

Section 9.14 Absence of Proceedings. No action, suit, or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against any member of the Seller Group or any of the Seller’s assets.

Section 9.15 Unaffiliated Clubs. Affiliates of Rick’s shall have entered into definitive asset purchase agreements for the purchase of substantially all of the assets of Market Entertainment Inc. and OG1, LLC, which operate the adult entertainment establishment businesses known as PT’s Louisville and PT’s Denver, respectively (the “Unaffiliated Clubs”). For clarity, the Unaffiliated Clubs are operated on real property being sold as part of the Real Estate Transaction.

Section 9.16 Resignations. The officers and directors of the Acquired Corporations shall have provided to Purchaser their written resignations as of the Closing Date and a duly designated representative of the Purchaser shall be authorized as the signatory on all of the Acquired Corporations’ bank accounts, its credit cards and ATM processors.

Section 9.17 Books and Records. All books and records in the possession of the Acquired Corporations, including but not limited to, the minute books, stock record books and other records of the Acquired Corporations will be provided to and in the possession of Purchaser as of the Closing Date.

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Article X
CLOSING Adjustments

The Parties agree that there will be an adjustment made within ninety (90) days of the Closing Date to adjust for any Excluded Liabilities that are found to exist as of the Closing Date, as such Excluded Liabilities may relate to the Company or the Business, so that the Seller will be responsible and liable to the Purchaser for the liabilities of the Acquired Corporations that exist as of the Closing Date, less a credit for any miscellaneous cash on hand (for clarity, the Parties intend that cash on hand at Closing will be zero), credit card receivables, a pro rata portion of prepaid items, accounts receivable, and other similar current assets (the “Excluded Assets”). If such Excluded Assets exceed such Excluded Liabilities as of the Closing Date, the Purchaser shall promptly pay or cause the Acquired Corporations to pay such amount to the Seller. Within 90 days following the Closing Date, the Parties will cooperate to agree on an allocation of the Purchase Price and the Non-Compete Agreement. The allocation schedule shall be prepared in accordance with Code Section 1060 and the regulations thereunder. Each party (a) shall timely file all tax returns in a manner consistent with the final allocation schedule and, (b) in the event of any examination, audit, or other proceeding with respect to any tax return, will take no position inconsistent with the final allocation schedule. The maximum amount that may be allocated in the final allocation schedule to the Non-Compete Agreement shall not exceed $10,000 ($90,000 in aggregate across all Definitive Agreements).

Article XI
INDEMNIFICATION

Section 11.1 Indemnification from the Seller Group. The Seller Group, jointly and severally, hereby agree to and will indemnify, defend (with legal counsel reasonably acceptable to Purchaser), and hold the Purchaser Group and their affiliates, and the respective officers, directors, employees, agents, legal counsel and successors and assigns of the foregoing (collectively, the “Purchaser Indemnitees”) harmless from and against any and all actions, suits, claims, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys’, accountants’, other experts’ or advisors’ fees, and costs of any suit related thereto), whether arising from a direct (or first party) claim or a third-party claim, (collectively, “Losses”) actually suffered or incurred by any of the Purchaser Indemnitees arising from: (a) any breach of any representation or warranty of the Seller Group contained in this Agreement, or any schedule, exhibit, certificate, or other instrument furnished or to be furnished by the Seller Group hereunder; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Seller Group under this Agreement; and (c) any Excluded Liability (including any liability of the Seller that becomes a liability of the Purchaser under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

Section 11.2 Indemnification from the Purchaser Group. The Purchaser Group, jointly and severally, agree to and will indemnify, defend (with legal counsel reasonably acceptable to the HWL) and hold the Seller Group and their affiliates, and the respective officers, directors, employees, agents, legal counsel and successors and assigns of the foregoing (collectively, the “Seller Indemnitees”) harmless from and against any and all Losses actually suffered or incurred by any of Seller Indemnitees, arising from (a) any breach of any representation or warranty of the Purchaser Group contained in this Agreement or any schedule, exhibit, certificate, or other agreement or instrument furnished or to be furnished by the Purchaser Group hereunder; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Purchaser Group under this Agreement; or (c) any liability or obligation due to any third party by either of the Acquired Corporations incurred on or after the Closing Date, or any suit, action, proceeding, claim or investigation against Seller Group which arises from or which is based upon or pertaining to Purchaser’s or Acquired Corporations’ conduct or the operation of the Business subsequent to the Closing Date (the “Assumed Liabilities”).

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Section 11.3 Matters Involving Third Parties.

(a) If any third party notifies any Party (an “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article XI, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 11.3(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(d) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 11.3(b) above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (ii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article XI.

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Section 11.4 Limitation of Indemnification.

(a) Only with respect to Losses arising from a third-party claim(s), the aggregate amount of all Losses for which the Seller Group shall be liable for under Section 11.1(a) shall not exceed $1,000,000 per claim (excluding the cost of attorney’s fees); provided, the foregoing limitation shall not apply to Losses arising out of the breach of any Fundamental Representation (defined in Section 11.6), in the case of fraud, and/or in the case of direct (or first party) claim(s);

(b) The aggregate amount of all Losses arising from third party claims for which the Seller Group shall be liable under Section 11.1 shall not exceed an amount equal to the Purchase Price plus the cost of attorney’s fees incurred by the Purchaser Indemnitees (including the cost of attorney’s fees incurred by the Seller Group on behalf of the Purchaser Indemnitees) in connection with such Losses, and the aggregate amount of all Losses arising from direct (or first party) claims for which the Seller Group shall be liable under Section 11.1 shall not exceed an amount equal to the Purchase Price plus the cost of attorney’s fees incurred by the Purchaser Indemnitees in connection with such Losses (for clarity, any Losses arising from third party claims will not go towards the cap on direct (or first party) claims and vice versa); provided, the foregoing limitation shall not apply in the case of fraud; and

(c) Only with respect to Losses arising from a third-party claim(s), notwithstanding Sections 11.4(a) and (b), the total aggregate amount of all Losses which HWL, Family Dog, and the Affiliated Club Sellers shall be liable for under the indemnification provisions in all Definitive Agreements shall not exceed $22,000,000; provided, that the foregoing limitation shall not apply in the case of fraud and/or in the case of direct (or first party) claim(s).

Section 11.5 Indemnification Threshold.

(a) Notwithstanding anything in this Agreement to the contrary, no Purchaser Indemnitee shall be entitled to indemnification under this Article XI until the aggregate Losses suffered by the Purchaser Indemnitees exceeds $25,000 (the “Indemnification Threshold”), at which point the Seller Group will indemnify the Purchaser Indemnitees dollar for dollar for any amounts as if there had been no Indemnification Threshold.

(b) Notwithstanding anything in this Agreement to the contrary, no Seller Indemnitee shall be entitled to indemnification under this Article XI until the aggregate Losses suffered by the Seller Indemnitees exceeds the Indemnification Threshold, at which point the Purchaser Group will only be obligated to indemnify the Seller Indemnitees from and against further Losses.

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Section 11.6 Survival of Indemnification. The rights to indemnification under this Article XI, including rights to indemnification arising from a breach of a “Fundamental Representation” (which, for purposes of this Agreement, is defined as any representation or warranty set forth under Sections 5.1, 5.2, 5.4, 5.5, 5.10, 5.11, 5.12, 5.14, 5.15, 6.1 or 6.2) or from an Excluded Liability or Assumed Liability, will survive the Closing for a period ending thirty (30) days after the expiration of the applicable statute of limitations for any claim brought or that could be brought in connection with such Losses (the “SOL Date”); provided, however, that rights to indemnification arising from a breach of a non-Fundamental Representation (i.e., any representation or warranty in this Agreement that is not a Fundamental Representation) shall survive 24 months from the Closing Date (“Survival Date”). Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against a Party unless the party seeking indemnification has given such party written notice of the relevant claim for Losses on or before (a) the Survival Date with respect to a claim arising from a non-Fundamental Representation, and (b) the SOL Date, with respect any other claim for which the party seeking indemnification is entitled to indemnification under this Article XI. Any such claim for which notice has been given prior to the expiration of the Survival Date or the SOL Date, as the case may be, will not be barred hereunder.

Section 11.7 Indemnification Payments. In the event that the Purchaser Group is entitled to indemnification in accordance with this Article XI, including the payment by the Purchaser Group of any Excluded Liabilities, such amounts shall be paid first by an offset from the then-outstanding principal balance under the Club Notes (defined in Section 4.3(a)(iii)) and, if the aggregate amount of such payments exceeds the then-outstanding principal balance under the Club Notes, directly from any member of the Seller Group. Indemnification in accordance with this Article XI in respect of any Losses shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment received by the party seeking indemnification in respect of any such indemnification claim. If an indemnification payment is received by an indemnitee, and that indemnitee later receives insurance proceeds or otherwise recovers from a third-party in respect of the related Losses, such indemnitee shall promptly pay to the indemnitor, a sum equal to the lesser of (i) the actual amount of such insurance proceeds or other third-party recoveries and (ii) the actual amount of the indemnification payment previously paid with respect to such Losses.

Section 11.8 Waiver of Certain Damages. In no event shall any party be entitled to recover or make a claim under this Article XI for any amounts in respect of, and in no event shall Losses be deemed to include, (a) punitive damages (unless payable to a third party), or (b) consequential, incidental, special, or indirect damages (unless payable to a third party); provided, the forgoing limitation shall not apply in the case of fraud.

Section 11.9 Exclusive Remedy.

(a) Except as set forth in Section 11.9(b) and for the Tax indemnification provided in Section 12.1, the Parties acknowledge and agree that, from and after Closing, the foregoing indemnification provisions in Article XI shall be the exclusive remedy of the Purchaser Indemnitees and the Seller Indemnitees with respect to this Agreement.

(b) Notwithstanding anything in Section 11.9(a) to the contrary, nothing in Article XI shall (i) prohibit the Purchaser Group or any of their affiliates from bringing a claim against any Person, including any of the Seller Group, alleging such Person committed fraud in connection with the transactions contemplated by this Agreement or (ii) limit any remedy of the Purchaser Group or any of their affiliates may have against such Person, and only such Person, but only in the event a court of competent jurisdiction finally determines that such Person is liable for fraud.

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Article XII
Tax Matters

Section 12.1 Indemnification. The Seller Group shall indemnify the Acquired Corporations and the Purchaser Group and hold them harmless from and against (a) all income Taxes (or the non-payment thereof) of the Acquired Corporations for all taxable periods ending on or before the Closing Date and the portion through the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

Section 12.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any income Taxes for the pre-Closing Tax period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

Section 12.3 Responsibility for Filing Tax Returns. The Purchaser Group shall prepare or cause to be prepared and file or cause to be filed all income Tax returns for the Acquired Corporations that are required to be filed after the Closing Date. With respect to any such income Tax returned filed for a Straddle Period, Buyer shall permit the Seller Group to review and comment on each such income Tax return prior to filing and shall make such revisions to such income Tax returns as are reasonably requested by the Seller Group.

Section 12.4 Refunds and Tax Benefits. Any income Tax refunds that are received by Purchaser or either Acquired Corporation, and any amounts credited against income Tax to which Purchaser or the Acquired Corporations become entitled, that relate to income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller Group, and the Purchaser Group shall pay over to the Seller Group any such refunds or the amount of any such credit (net of any income Taxes of Purchaser or the Acquired Corporations attributable to such refund or credit) within 15 days of receipt or entitlement thereto.

Section 12.5 Other.

(a) All transfer, documentary, sales, use, stamp, registration, and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by the Seller Group and 50% by the Purchaser Group.

(b) After the Closing, each Party shall promptly notify the other Parties of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, or judicial proceeding or similar claim relating to taxes (a “Tax Claim”) with respect to Losses for which another Party could be liable under this Agreement. The Seller Group shall have a right to control, at its own cost, without affecting its or any other Person’s rights to indemnification under this Agreement, the defense of all Tax Claims relating to the Business, the Assets, or the transferring employees for any tax period ending on or before the Closing Date; provided, that the Seller Group shall not settle any Tax Claim relating to such period that will in any way affect the taxes in a tax period ending after the Closing Date without the prior written consent of Purchaser (which may not be unreasonably withheld, conditioned, or delayed).

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(c) Any tax-sharing agreements or similar agreement with respect to or involving the Acquired Corporations shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Corporations shall not be bound thereby or any liability thereunder.

(d) The Purchaser Group shall not, and shall not cause or permit the Acquired Corporations to, (i) amend any Tax return filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or any Straddle Period, in each case without the prior written consent of the Seller Group.

Article XIII
MISCELLANEOUS

Section 13.1 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the Parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Agreement will be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, will constitute a waiver of, or will preclude any other or further exercise of, any right, power or remedy.

Section 13.2 Notices. Any notices or other communications required or permitted hereunder will be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, or electronic mail, provided that any notice sent by electronic mail must include a reference to this Section 12.2 to be effective, addressed as follows, or to such other address as such Party may notify to the other Parties in writing:

(b)	If to Seller or	HWL-3, LLLP
	Family Dog:	Family Dog LLC
Attn: Troy Lowrie
735 S Xenon Ct.
Lakewood, CO 80228
email: tlowrie@lowrieinvestments.com

	with a copy to:	Ryan Tharp
Fairfield and Woods, P.C.
1801 California Street, Suite 2600
Denver, Colorado 80202-2645
email: rtharp@fwlaw.com

(c)	If to the Purchaser:	200 Riverside, Inc.
Attn: Eric Langan, President
10737 Cutten Road
Houston, Texas 77066
email: eric@rcihh.com

(d)	If to Big Sky or Rick’s:	Big Sky Hospitality Holdings, Inc.
RCI Hospitality Holdings, Inc.
Attn: Eric Langan, President
10737 Cutten Road
Houston, Texas 77066
Email: eric@rcihh.com

	with a copy to:	Robert D. Axelrod
Axelrod & Smith
5300 Memorial Drive, Suite 1000
Houston, Texas 77007
email: rdaxel@asklawhou.com

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A notice or communication will be effective (i) if delivered in Person, by electronic mail, or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch. In the event a Party delivers a notice by electronic mail, such Party agrees to deposit the original notice in a post office, branch office post office, or mail depository maintained by the U.S. Postal Service postage prepaid and addressed as set forth above.

Section 13.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 13.4 Assignment; Successors and Assigns. Except as otherwise provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto. No Party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Parties hereto, which consent will not be unreasonably withheld.

Section 13.5 Public Announcements. The Parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement will advise the other Parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the Party desiring to make such public announcement; provided, however, that if any Party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other Parties, provided that such Party will advise the other Parties hereto.

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Section 13.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the Parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 13.7 Choice of Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the state of Texas, without regard to principles of conflict of laws. In any action between or among any of the Parties arising out of or related to this Agreement, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

Section 13.8 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 13.9 Costs and Expenses. Each Party will pay their own respective fees, costs, and disbursements incurred in connection with the negotiation and execution of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby.

Section 13.10 Section Headings. The Section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and will not affect its interpretation.

Section 13.11 No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Seller) that is not a Party to this Agreement.

Section 13.12 Further Assurances. Each Party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other Parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 13.13 Exhibits Not Attached. Any exhibits not attached hereto on the date of execution of this Agreement will be deemed to be and will become a part of this Agreement as if executed on the date hereof upon each of the Parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 13.14 Termination Rights. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent, in writing, of the Parties hereto;

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(b) by the Purchaser Group, on the one hand, or the Seller Group, on the other hand, if the First Closing shall not have occurred on or before December 31, 2021 (the “Outside Date”), unless the failure of the Closing to take place on or before such date is attributable to a breach by such Party or Parties’ of any of its or their obligations set forth in this Agreement;

(c) by the Purchaser Group, on the one hand, or the Seller Group, on the other hand, if any of the conditions to such Parties’ obligations to perform set forth in Articles VIII and IX of this Agreement, as applicable, becomes incapable of fulfillment; provided, however, that a Party may not seek termination pursuant to this Section 12.14(c) if such condition is incapable of fulfillment due to the failure of such Party or Parties’ to perform the agreements and covenants contained herein required to be performed by such Party or Parties or its or their affiliate at or before the Closing; and

(d) by the Purchaser Group, on the one hand, or the Seller Group, on the other hand, if the other shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would cause any of the conditions to such Party’s obligations to perform set forth in Articles VIII and IX of this Agreement, as applicable, to not then be satisfied; provided that such breach or failure to perform such covenant or agreement is not cured within ten (10) days after written notice thereof from the non-breaching Party, or in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching Party.

Section 13.15 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 12.14 shall give written notice of such termination to the other Parties to this Agreement.

Section 13.16 Attorney Review - Construction. In connection with the negotiation and drafting of this Agreement, the Parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments hereto.

Section 13.17 Interpretation. All personal pronouns used in this Agreement will include the other genders, whether used in the masculine, feminine or neuter gender and the singular will include the plural and vice versa, wherever appropriate. The word “including” shall be interpreted to mean “including without limitation.”

Section 13.18 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the Effective Date.

Seller Group:	HWL-3 LLLP

	By:	TARGE INC., its general partner

	By:	/s/ Troy Lowrie
	Name:	Troy Lowrie
	Title:	President of Targe Inc.

FAMILY DOG, LLC

	By:	Union Services, Inc., its manager

	By:	/s/ Troy Houston Lowrie, Jr.
	Name:	Troy Houston Lowrie, Jr.
	Title:	President of Union Services, Inc.

Signature page to Stock Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the Effective Date.

Purchaser Group:	200 RIVERSIDE, INC.

	By:	/s/ Eric Langan
	Name:	Eric Langan
	Title:	President

Big Sky HOSPITALITY Holdings, Inc.

	By:	/s/ Eric Langan
	Name:	Eric Langan
	Title:	President

RCI HOSPITALITY HOLDINGS, INC.

	By:	/s/ Eric Langan
	Name:	Eric Langan
	Title:	President

Signature page to Stock Purchase Agreement

EXHIBIT 4.3(a)

Affiliated Club Asset Purchase Agreements

Affiliated Club Sellers	Affiliated Club Name	Address of Affiliated Club	Purchase Price

Glenarm Restaurant Concepts LLC	Diamond Cabaret Denver	1222 Glenarm Place, Denver, CO	$11,300,000

Glendale Restaurant Concepts LLC	Mile High Club	4451 E Virginia Ave., Glendale, CO	$1,200,000

Illinois Restaurant Concepts, LLC	Diamond Club St. Louis	1401 Mississippi Ave., Bay 18, Sauget, IL	$5,800,000

Indy Restaurant Concepts, LLC	PT’s Indy	7916 Pendleton Pike, Indianapolis, IN	$6,000,000

Kenkev, Inc.*	PT’s Portland	200 Riverside St., Portland, ME	$7,900,000

MRC, LLC	Country Rock Cabaret	200 Monsanto Ave., Sauget, IL	$3,900,000

Raleigh Restaurant Concepts, LLC	Men’s Club Raleigh	3210 Yonkers Rd., Raleigh, NC	$8,230,000

Stout Restaurant Concepts, LLC	LaBoheme	1443 Stout St., Denver, CO	$6,970,000

VCG Restaurants Denver, LLC	PT’ Centerfold	3480 S Galena Ave., Denver, CO	$5,300,000

* The acquisition of Kenkev, Inc. will be via a stock purchase agreement, not an asset purchase agreement.

EXHIBIT 4.3(b)

Real Estate Property

Real Estate Sellers	Address of Real Properties	Purchase Price*	Club that Occupies Real Property

1601 W Evans LLC	1601 W Evans Ave., Denver CO	$3,325,000	PT’s Showclub

200 Riverside LLC	200 Riverside St., Portland, ME	$3,100,000	PT’s Showclub

227 E Market LLC	227 E Market St., Louisville, KY	$1,900,000	PT’s Showclub

3480 S Galena LLC	3480 S Galena Ave., Denver, CO	$4,500,000	PT’s Centerfolds

4451 E Virginia LLC	4451 E Virginia Ave., Glendale, CO	$3,325,000	Mile High Men’s Club

7916 Pendleton Pike LLC	7916 Pendleton Pike, Indianapolis, IN	$1,850,000	PT’s Showclub

* The purchase price for each real property may change, provided that the aggregate purchase price remains unchanged.